LianBio Reports Third Quarter 2022 Financial Results and Provides Corporate Update
•Enrollment completed in registrational Phase 3 EXPLORER-CN trial of mavacamten, with data expected mid-2023
•Mavacamten patient education and physician awareness activities underway in China with inclusion in HCM treatment guidelines, disease awareness campaign launch, and key commercial leadership hired
•Pivotal Phase 3 LIBRA trial of TP-03 for the treatment of Demodex blepharitis initiated in China, with data expected in the fourth quarter of 2023
•Pivotal Phase 3 NANORAY-312 trial of NBTXR3 for the treatment of head & neck cancer initiated in Asia
•Cash balance of $331.8 million at the end of third quarter 2022 with runway into the second half of 2024

Shanghai and Princeton, N.J., November 10, 2022 – LianBio (Nasdaq: LIAN), a biotechnology company dedicated to bringing innovative medicines to patients in China and other major Asian markets, today reported financial results for the third quarter ended September 30, 2022 and provided a corporate update.

“The LianBio team continues to execute across our clinical development strategies, and we have initiated three pivotal trials of our late-stage, clinically validated programs year-to-date," said Yizhe Wang, Ph.D., Chief Executive Officer of LianBio. "We believe the progress we are making across our pipeline ensures we are well-positioned to bring innovative medicines to patients in China, with our first launch anticipated in 2024. We are investing in our team and in our commercial infrastructure, and working closely with patient communities, healthcare professionals and regulators in anticipation of the topline results from our Phase 3 EXPLORER-CN study next year that we expect will support potential registration of mavacamten in China.”
Recent Business Highlights and Clinical Development Updates
Following enrollment completion in the Phase 3 EXPLORER-CN trial of mavacamten in Chinese oHCM patients in August 2022, launch and market building initiatives are underway in China
•In August 2022, LianBio submitted a New Drug Application (NDA) to the Department of Health, the Hong Kong Special Administrative Region, China, for mavacamten for the treatment of adults with symptomatic New York Heart Association Class II-III obstructive hypertrophic cardiomyopathy (oHCM). The submission was based on the U.S. Food and Drug Administration approval of mavacamten.
•In September 2022, LianBio collaborated with Beijing Lisheng Cardiovascular Health Foundation to launch Joy from Heart, a hypertrophic cardiomyopathy (HCM) disease awareness campaign in China. Joy from Heart is China’s first disease awareness program dedicated to improving HCM diagnosis rates and supporting HCM education initiatives for patients and healthcare providers.
•In September 2022, mavacamten was added as a Class Ib recommended drug in the 2022 Chinese Guidelines on Hypertrophic Cardiomyopathy published in the Chinese Journal of Heart Failure and Cardiomyopathy.

•LianBio has hired key leadership roles to support the expected mavacamten commercial launch in China, including medical affairs personnel, medical science liaisons, and business unit leaders for key regions.
Phase 3 NANORAY-312 clinical trial of NBTXR3 for the treatment of head and neck cancer initiated in Asia
•In September 2022, LianBio began treating patients in Asia in the global Phase 3 NANORAY-312 trial evaluating NBTXR3 for the treatment of head and neck cancer. LianBio expects this trial to support registration of NBTXR3 in China and other LianBio-licensed territories in Asia.
Phase 3 LIBRA clinical trial of TP-03 for the treatment of Demodex blepharitis initiated in China
•In September 2022, LianBio’s development partner Tarsus submitted an NDA to the U.S. FDA for TP-03 for the treatment of Demodex blepharitis. The submission was based on two pivotal studies of TP-03 demonstrating disease resolution. Tarsus subsequently communicated that the FDA accepted the NDA with a Prescription Drug User Fee Act (PDUFA) target action date of August 25, 2023.
•In November 2022, LianBio announced the initiation of the Phase 3 LIBRA clinical trial of TP-03 in Demodex blepharitis. LianBio expects the LIBRA trial to support registration in China.
Phase 1 clinical trial of BBP-398 SHP2 inhibitor initiated in China
•In November 2022, LianBio announced that it began treating patients with advanced solid tumors in a Phase 1 monotherapy dose escalation trial of BBP-398.
Business is well-positioned to achieve anticipated milestones
•Current cash runway is projected to extend into the second half of 2024.
Key Milestones Anticipated in 2023
Mavacamten
•LianBio expects to report topline data from the Phase 3 EXPLORER-CN trial of mavacamten in Chinese patients with symptomatic oHCM in mid-2023.
TP-03
•LianBio expects to report topline data from the Phase 3 LIBRA trial in the fourth quarter of 2023.
Infigratinib
•LianBio expects to report topline data from the ongoing Phase 2a clinical trial of infigratinib in locally advanced or metastatic gastric cancer or gastroesophageal junction adenocarcinoma with FGFR2 gene amplification and other advanced solid tumors with FGFR genomic alterations in the second half of 2023.

BBP-398
•LianBio expects to initiate a Phase 1 clinical trial of BBP-398 in combination with an EGFR-inhibitor in non-small cell lung cancer in the first half of 2023.
Third Quarter 2022 Financial Results
Research & Development Expenses
Research and development expenses were $8.3 million for the third quarter of 2022 compared to $4.7 million for the third quarter of 2021, and $49.2 million for the nine month period ended September 30, 2022 compared to $151.0 million for the nine month period ended September 30, 2021. The decrease was primarily attributable to increased milestone payments in 2021, and was offset by higher development activities to support clinical trials and personnel-related expenses in 2022.
General & Administrative Expenses
General and administrative expenses were $16.3 million for the third quarter of 2022 compared to $8.9 million for the third quarter of 2021, and $46.9 million for the nine month period ended September 30, 2022 compared to $22.5 million for the nine month period ended September 30, 2021. The increase was primarily attributable to increases in payroll and personnel-related expenses (including share-based compensation expense) for increased employee headcount and higher expense for legal, consulting and accounting services.
Net Loss
Net loss was $21.9 million for the third quarter of 2022 compared to net loss of $13.1 million for the third quarter of 2021, and $92.0 million for the nine month period ended September 30, 2022 compared to $175.1 million for the nine month period ended September 30, 2021.
Cash Balance
Cash, cash equivalents, marketable securities and restricted cash at September 30, 2022 totaled $331.8 million compared to $403.2 million as of December 31, 2021. LianBio projects its current cash, cash equivalents, marketable securities, and restricted cash will be sufficient to fund its current operating plan into the second half of 2024.
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About LianBio
LianBio is a cross-border biotechnology company on a mission to bring transformative medicines to patients in China and other Asian markets. Through partnerships with highly innovative biopharmaceutical companies around the world, LianBio is advancing a diversified portfolio of clinically validated product candidates with the potential to drive new standards of care across cardiovascular, oncology, ophthalmology, inflammatory disease and respiratory indications. LianBio is establishing an international infrastructure to position the company as a partner of choice with a platform to provide access to China and other Asian markets. For additional information, please visit the company’s website at www.lianbio.com.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements. The words “anticipate,” "plan," " believe," “continue,” “expect,” “potential,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include, but are not limited to, statements concerning the Company’s plans and expectations with respect to the initiation and completion of its clinical trials, the advancement of its pipeline of therapeutic candidates, the continued growth of its organization, its ability to bring transformative medicines to patients across Asia, its ability to navigate complex regulatory environments in Greater China and Asia, the Company's plans and expectations with respect to preparation for potential commercialization and product launch, and the timeline through which it expects to be able to fund its operating expenses and capital expenditure requirements, as well as statements regarding its partners’ announced plans and expectations with respect to their planned product development activities, preclinical studies and clinical trials. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the Company’s ability to successfully initiate and conduct its planned clinical trials and complete such clinical trials and obtain results on its expected timelines, or at all; the Company’s plans to leverage data generated in its partners’ global registrational trials and clinical development programs to obtain regulatory approval and maximize patient reach for its product candidates; the Company’s ability to identify new product candidates and successfully acquire such product candidates from third parties; competition from other biotechnology and pharmaceutical companies; general market conditions; the impact of changing laws and regulations and those risks and uncertainties described in LianBio’s filings with the U.S. Securities and Exchange Commission (SEC), including LianBio’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and LianBio specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Readers should not rely upon this information as current or accurate after its publication date.
For investor inquiries, please contact:
Elizabeth Anderson, VP Communications and Investor Relations
E: elizabeth.anderson@lianbio.com
T: (646) 655-8390

For media inquiries, please contact:

Josh Xu, Director of Communications
E:  josh.xu@lianbio.com
T:  +86 136 6140 8315

Katherine Smith, Evoke Canale
E: katherine.smith@evokegroup.com
T: (619) 849-5378

LianBio
Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$78,862	$228,182
Marketable securities	232,866	155,067
Prepaid expenses and other current assets	5,117	10,354
Other receivable	7,393	6,044
Total current assets	324,238	399,647
Restricted cash, non-current	20,070	20,000
Property and equipment, net	3,135	1,882
Operating lease right-of-use assets	4,362	4,763
Other non-current assets	37	51
Total assets	$351,842	$426,343
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,019	$3,231
Accrued expenses	17,871	9,976
Current portion of operating lease liabilities	1,750	1,125
Other current liabilities	387	760
Total current liabilities	22,027	15,092
Operating lease liabilities	3,017	3,709
Other liabilities	200	206
Nonrefundable research deposit	20,000	20,000
Total liabilities	$45,244	$39,007
Commitments and contingencies (Note 8)
Ordinary shares, $0.000017100448 par value. Authorized 2,923,900,005 shares as of September 30, 2022; 108,353,831 shares issued and outstanding at September 30, 2022; Authorized 2,923,900,005 shares as of December 31, 2021; 107,275,458 shares issued and outstanding at December 31, 2021	2	2
Additional paid-in capital	728,915	713,269
Accumulated other comprehensive (loss) income	(3,844)	526
Accumulated deficit	(452,249)	(360,235)
Total LianBio shareholders’ equity	272,824	353,562
Non-controlling interest	33,774	33,774
Total shareholders’ equity	306,598	387,336
Total liabilities and shareholders’ equity	$351,842	$426,343

LianBio
Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$8,258	$4,655	49,178	$151,038
General and administrative	16,291	8,889	46,930	22,496
Total operating expenses	24,549	13,544	96,108	173,534
Loss from operations	(24,549)	(13,544)	(96,108)	(173,534)
Other income (expense):
Interest income, net	1,405	32	2,238	171
Other income (expense), net	1,253	3	1,873	(189)
Net loss before income taxes	(21,891)	(13,509)	(91,997)	(173,552)
Income taxes (benefit)	6	(397)	17	1,553
Net loss	(21,897)	(13,112)	(92,014)	(175,105)
Other comprehensive (loss) income:
Foreign currency translation (loss) income, net of tax	(2,282)	(26)	(3,096)	104
Unrealized loss on marketable securities, net of tax	(160)	—	(1,274)	—
Comprehensive loss	$(24,339)	$(13,138)	$(96,384)	$(175,001)
Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.20)	$(0.63)	$(0.85)	$(8.52)
Weighted-average shares outstanding used in computing net loss per share attributable to ordinary shareholders, basic and diluted	108,353,831	20,690,908	107,854,547	20,549,310